                                                           EXHIBIT 10.1


                               TERM LOAN AGREEMENT

     THIS TERM LOAN AGREEMENT, dated effective as of September 30, 1995, is made and entered into between MOUNTAIN CREEK JOINT VENTURE, a Texas general partnership (the "Borrower"), and BANK OF OKLAHOMA, NATIONAL ASSOCIATION (the "Bank").

     WITNESSETH:

     WHEREAS, Borrower has applied to Bank for a term loan (the "Commitment") in the maximum principal amount of THREE MILLION FIVE HUNDRED THIRTY THOUSAND and NO/100 DOLLARS ($3,530,000) to be evidenced by Borrower's promissory note payable to the order of the Bank and dated as of even date herewith in the original principal amount of $3,530,000 (the "Note") for the sole purpose of refinancing Borrower's existing term credit with General Electric Capital Corporation ("GECC"), including the payment of the applicable prepayment premium due thereon to GECC. The Bank is willing to extend the Commitment to the Borrower upon the terms and conditions herein set forth and upon (i) Borrower's granting in favor of Bank a continuing and continuous first and prior deed of trust lien, pledge of and security interest in Borrower's Mountain Creek pipeline system and rights of way pertaining thereto, all as more particularly described and defined in the Deed of Trust, Security Agreement, Financing Statement and Assignment (with power of sale) dated as of even date, and (ii) granting in favor of Bank a continuing and continuous first assignment, pledge of and security interest in the Natural Gas Transportation Agreement between and among the assignors of Borrower's two partners (Cornerstone Natural Gas Company (assignor of Cornerstone Pipeline Company ("CPC")) and Western Natural Gas Company (assignor of Wesnat Pipeline Company ("Wesnat"))) and Texas Utilities Fuel Company dated as of February 2, 1989, including all proceeds and products thereof (the "Tufco Agreement") as collateral and security for all indebtedness incurred pursuant to the Commitment.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, receipt of which is acknowledged by the parties hereto, the parties agree, as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

     When used herein, the following terms shall have the following meanings:

     1.1 "APPLICABLE RATE" shall mean (i) the fixed annual interest rate of nine and one-half percentage points (9.5%) from the Funding Date hereof through and including September 30, 1999 and (ii) from and including October 1, 1999 through the final maturity date of September 30, 2000 an annual rate of interest equal to the "Asked Yield" of ninety (90) day U.S. Treasury Bills as published by the WALL STREET JOURNAL (SOUTHWEST EDITION) in its "Treasury Bonds, Notes and Bills" section plus three and one-half percentage points (3.5%) or a similar rate reasonably selected by the Bank if such "Asked
Yield" referenced above ceases to be published.   Any change in the
Applicable Rate shall be effective as of the date of the change.

     1.2 "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or a day upon which banks in the State of Oklahoma are closed to business generally.

     1.3 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.4 "CLOSING DATE" shall mean the date the Loan Documents are executed and delivered to the Bank.

     1.5 "COLLATERAL" shall have the meaning assigned to that term in Article III of this Agreement.

     1.6 "COMMITMENT" shall mean the agreement of the Bank to make the Term Loan under Section 2.1 of this Agreement.

     1.7  "DEED OF TRUST" shall have the meaning assigned to that term in
Section 3.1 of this Agreement.

     1.8 "DEFAULT RATE" shall mean the then Applicable Rate plus four additional percentage points (4.0%) per annum.

     1.9 "ENVIRONMENTAL LAWS" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), including without limitation CERCLA, SARA, RCRA, HSWA, OPA, HMTA, TSCA and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.

     1.10 "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.11 "EVENT OF DEFAULT" shall mean any of the events specified in Section
7.1 of this Agreement, and "DEFAULT" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.

     1.12 "GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.

     1.13 "HEREBY", "HEREIN", "HEREOF", "HEREUNDER" and similar such terms shall mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears.

     1.14 "HMTA" shall mean the Hazardous Materials Transportation Act, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.15 "HSWA" shall mean the Hazardous and Solid Waste Amendments of 1984, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.16 "HYDROCARBONS" shall have the meaning assigned to that term in the Deed of Trust.

     1.17 "INDEBTEDNESS" shall mean and include any and all: (i) indebtedness, obligations and liabilities of the Borrower to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Note and all lawful interest, service fees, commitment fees and other charges, and all reasonable costs and expenses incurred in connection with the preparation, filing and recording of the Loan Documents, including attorneys fees; (ii) all reasonable costs and expenses, including attorneys' fees, paid or incurred by the Bank in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness and in protecting and preserving the Bank's interest in the Indebtedness or any collateral or security for any Indebtedness in any bankruptcy or reorganization proceeding, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; (iii) sums expended by the Bank in curing any Event of Default or Default of the Borrower under the terms of this Agreement, the other Loan Documents or any other security agreement or other writing evidencing or securing the payment of the Note together with interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the Default Rate; and (iv) all "Indebtedness" or "Secured Indebtedness" as said terms are defined in each of the Loan Documents.

     1.18 "LAWS" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.

     1.19 "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction).

     1.20 "LIEN NOTICE" shall mean notice received or obtained by the Bank or knowledge obtained by the Bank of any Lien being claimed (whether valid or not) by any Person, other than the Bank or a trustee on behalf of the Bank, with respect to the Mortgaged Property.

     1.21 "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Security Instruments and all other documents, instruments, title reports, title opinions and certificates executed and delivered to the Bank by the Borrower pursuant to the terms of this Agreement.

     1.22 "MORTGAGED PROPERTY" shall have the meaning assigned to that term in the Deed of Trust.

     1.23 "NOTE" shall mean the term promissory note described in Section 2.2 of this Agreement, together with each and every extension, renewal, modification, replacement, substitution and change in form thereof which may be from time to time and for any term or terms effected.

     1.24 "OPA" shall mean the Oil Pollution Act of 1990, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.25 "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department, agency or political subdivision thereof.

     1.26 "POLLUTING SUBSTANCES" shall mean all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in CERCLA/SARA, RCRA/HSWA and in the HMTA; provided, in the event either CERCLA/SARA, RCRA/HSWA or HMTA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided further, to the extent that the Laws of any State or other Tribunal establish a meaning for "hazardous substance," "hazardous waste," "hazardous RCRA/HSWA material," "solid waste" or "toxic substance" which is broader than that specified in CERCLA/SARA or HMTA, such broader meaning shall apply.

     1.27 "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.28 "SARA" shall mean the Superfund Amendments and Reauthorization Act of 1987, as amended, together with all regulations and rulings promulgated with respect thereto.

     1.29 "SECURITY AGREEMENT" shall have the meaning assigned to that term in
Section 3.1 of this Agreement.

     1.30 "SECURITY INSTRUMENTS" shall mean the Deed of Trust and the Security Agreement and all other financing statements, mortgages, assignments, security agreements, documents or writings of any and all amendments and supplements thereto, granting, conveying, assigning, transferring or in any manner providing the Bank with a security interest or mortgage lien in any property as security for the repayment of all or any part of the Indebtedness.

     1.31 "TAXES" shall mean all taxes, assessments, fees, or other charges or levies from time to time or at any time imposed by any Laws or by any Tribunal.

     1.32 "TERM LOAN" shall have the meaning ascribed to it in Section 2.1 of this Agreement.

     1.33 "TRIBUNAL" shall mean any municipal, state, commonwealth, Federal, foreign, territorial or other sovereign, governmental entity, governmental department, court, commission, board, bureau, agency or instrumentality.

     1.34 "TSCA" shall mean the Toxic Substances Control Act, as amended, together with all regulations and rulings promulgated with respect thereto.

                                   ARTICLE II

                                    TERM LOAN

     2.1 TERM LOAN. The Bank agrees, upon the terms and subject to the conditions hereinafter set forth, to make a $3,530,000 term loan ("Term Loan") to the Borrower for the limited purpose of refinancing the existing term indebtedness of Borrower to GECC (including the payment of applicable prepayment premiums due thereon). Unless its Commitment shall be sooner terminated pursuant to the provisions of this Agreement or the other Loan Documents, the Term Loan shall mature on September 30, 2000. In no event shall the amount advanced on the Term Loan be in excess of the original principal amount of the Note more particularly described in Section 2.2 below. Multiple advances shall not be permitted on the Term Loan.

     2.2 NOTE. On the Closing Date the Borrower shall execute and deliver to the order of the Bank the Borrower's term note in the principal amount of $3,530,000, the form of which is annexed hereto as EXHIBIT A and hereby made a part hereof (hereinafter referred to as the "Note"). The Note shall be payable in fifty-nine (59) consecutive monthly installments of principal, each in the amount of $24,514, due monthly on the last day of every calendar month commencing October 31, 1995, together with interest on unpaid balances of principal from time to time outstanding, and on any past due interest, at an annual rate equal to the then Applicable Rate, due monthly on the same date principal installments are due, with a sixtieth (60th) and final installment of the outstanding principal balance plus accrued but unpaid interest due and payable at final maturity on September 30, 2000. After maturity (whether by acceleration or otherwise) the Note shall bear interest at the Default Rate payable on demand. Interest shall be calculated on the basis of a year of 360 days, but assessed for the actual number of days elapsed in each accrual period.

     All payments and prepayments (including prepayment premiums) shall be made in lawful money of the United States of America in immediately available funds. Any payments or prepayments on the Note received by the Bank after 1:30 o'clock P.M. (applicable current time in Tulsa, Oklahoma) shall be deemed to have been made on the next succeeding Business Day. All outstanding principal of and accrued interest on the Note not previously paid hereunder shall be due and payable at maturity on September 30, 2000, unless such maturity shall be extended by the Bank in writing or accelerated pursuant to the terms hereof.

     2.3 PREPAYMENT PREMIUM. If the Term Loan is prepaid in whole or in part on or prior to September 30, 1999 (except only for mandatory prepayments made on the Term Note pursuant to the provisions of Section 2.4 hereof), Borrower shall also pay to the Bank a mandatory prepayment fee equal to the sum of one percentage point (1%) of the Term Loan unpaid principal balance plus the Yield Maintenance Fee. The Yield Maintenance Fee shall be computed as the sum of the present value (discounted at the "Asked Yield" of a U.S. treasury note as defined below) of the excess of (a) the remaining aggregate scheduled interest payments to be paid on the prepayment amount through the scheduled maturity of the Term Note, less (b) the aggregate interest payments which would be collected on a new loan of the same principal amount and remaining maturity as the principal amount prepaid at the "Current Fixed Rate" in effect on the day of prepayment (Current Fixed Rate shall mean the rate equal to the sum of (i) the Asked Yield of a U.S. treasury bill with a term substantially similar to the remaining term of the Term Note as reported in the Treasury Bonds, Notes & Bills section of the WALL STREET JOURNAL (SOUTHWEST EDITION) on the date immediately preceding the prepayment date, plus (ii) 3.50%). If the Current Fixed Rate is equal to or greater than the original Term Loan Fixed Rate of 9.5% per annum, the prepayment penalty will be one percentage point (1%).

     2.4 MANDATORY PRINCIPAL PREPAYMENTS. If and to the extent Texas Utilities Fuel Company ("Tufco") notifies the Borrower of Tufco's intention to close or shut down the Texas Utilities Electric Company Mountain Creek Steam Electric Station situated in Dallas County, Texas, for a period of six (6) months or longer, commencing the monthly installment payment date in the calendar month next following the month of Borrower's receipt of such notification, the remainder of (x) one hundred percent (100%) of all monthly net proceeds due to Borrower from Tufco under the Tufco Agreement minus (y) the sum of the scheduled monthly principal installment plus accrued interest then due on the Note shall constitute a mandatory principal prepayment on the Note to be applied first against the principal balance due at maturity on September 30, 2000, and thereafter against principal installments in the inverse order of their scheduled maturity.

                                   ARTICLE III

                                    SECURITY

     3.1 COLLATERAL. The repayment of the Indebtedness shall be secured by a first and prior mortgage lien and security interest in and to (i) the Mortgaged Property, which has been granted to the Bank, pursuant to the terms of that certain Deed of Trust, Security Agreement, Financing Statement and Assignment (with power of sale) from Borrower dated as of even date herewith (referred to as the "Deed of Trust") covering Borrower's Mountain Creek Pipeline System more particularly described therein and (ii) that certain Assignment, Security Agreement and Pledge from Borrower dated as of even date herewith (the "Security Agreement") covering the Tufco Agreement together with all proceeds and products of the items or types of collateral described in this Article III including without limitation, insurance proceeds and all cash, money, deposits and deposit or demand accounts of Borrower at any time in the possession or control of the Bank (the collateral described herein and in the Security Instruments being collectively referred to as the "Collateral").

                                   ARTICLE IV

                          CONDITIONS PRECEDENT TO LOANS

     4.1 CONDITIONS PRECEDENT. The obligation of the Bank to make the Term Loan is subject to the satisfaction of all of the following conditions on or prior to the date the Term Loan is funded (the "Funding Date") (in addition to the other terms and conditions set forth herein):

          (a) NO DEFAULT. There shall exist no Event of Default or Default on the Funding Date.

          (b) REPRESENTATIONS AND WARRANTIES. The representations, warranties and covenants set forth in Article VII shall be true and correct on and as of the Funding Date, with the same effect as though made on and as of the Funding Date.

          (c) CERTIFICATES. Borrower shall have delivered to the Bank a Certificate, dated as of the Closing Date, and signed by the President or Vice President and the Secretary or Assistant Secretary of each corporate partner of Borrower certifying (i) to the matters covered by the conditions specified in subsections (a) and (b) of this Section 4.1, (ii) that the Borrower and its corporate partners have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or on the Funding Date, (iii) to the name and signature of each officer of the corporate partners of the Borrower authorized to execute and deliver the Loan Documents and any other documents, certificates or writings and to borrow under this Agreement, and (iv) to such other matters in connection with this Agreement which the Bank shall reasonably determine to be advisable. The Bank may conclusively rely on such Certificates until it receives notice in writing to the contrary.

          (d) PROCEEDINGS. On or before the Closing Date, all partnership proceedings of the Borrower and all corporate proceedings of the partners of the Borrower shall be taken in connection with the transactions contemplated by the Loan Documents and shall be satisfactory in form and substance to the Bank and its counsel; and the Bank shall have received certified copies, in form and substance satisfactory to the Bank and its counsel, of (i) assumed name certificate for Borrower and a full and complete copy of the existing partnership agreement of Borrower, as amended, and (ii) the Articles or Certificate of Incorporation and By-Laws of the corporate partners of the Borrower and the resolutions of the Board of Directors of each of the corporate partners of the Borrower, as adopted, authorizing the execution and delivery of the Loan Documents, the borrowings under this Agreement, the guarantee of the Indebtedness, including the Note, and the granting of the security interests in the Collateral pursuant to the Security Instruments, to secure the payment of the Indebtedness.

          (e) LOAN DOCUMENTS/SECURITY INSTRUMENTS. The Borrower shall have delivered to the Bank this Loan Agreement, the Deed of Trust and the Security Agreement, each appropriately executed by the appropriate parties and, where applicable, and acknowledged to the satisfaction of the Bank and dated as of the Closing Date, together with such financing statements, certificates, and other documents as shall be necessary and appropriate to perfect the Bank's mortgage liens, pledge and security interests in the Collateral covered by said Security Instruments. Borrower shall have caused each of Cornerstone Natural Gas, Inc., a Delaware corporation (the corporate parent of CPC) and Wesnat (collectively the "Guarantors") to have delivered its Guaranty of the Indebtedness in form, content and substance acceptable to the Bank and its legal counsel.

          (f) NOTE. The Borrower shall have delivered the Note to the order of Bank, appropriately executed.

          (g) TITLE. Borrower shall have provided the Bank with evidence satisfactory to the Bank and its legal counsel that Borrower has valid, merchantable title to the Mortgaged Property, including (without limitation) title reports and title opinions.

          (h) GECC RELEASES/ASSIGNMENTS. GECC shall have delivered to the Bank releases and terminations in recordable form acceptable to the Bank and its legal counsel, or alternatively, at the Bank's sole discretion, appropriate UCC assignments of GECC's security interest insofar as the Tufco Agreement is concerned, of all of its mortgage liens and security interests against the Collateral and any and all other security documents pertaining thereto, together with a written payoff statement to Borrower (including any applicable prepayment premiums) and appropriate wiring instructions.

          (i) OTHER INFORMATION. The Bank shall have received such other information, documents and assurances as shall be reasonably requested by the Bank.

                                    ARTICLE V

                                    COVENANTS

     The Borrower covenants and agrees with the Bank that from the date hereof and so long as this Agreement is in effect (by extension, amendment or otherwise) and until payment in full of all Indebtedness and the performance of all other obligations of the Borrower under this Agreement, unless the Bank shall otherwise consent in writing:

     5.1 PAYMENT OF TAXES AND CLAIMS. The Borrower will pay and discharge or cause to be paid and discharged all Taxes imposed upon the income or profits of the Borrower or upon the property, real, personal or mixed, or upon any part thereof, belonging to Borrower before the same shall be in default, and all lawful claims for labor, rentals, materials and supplies which, if unpaid, might become a Lien upon its property or any part thereof; PROVIDED HOWEVER, that the Borrower shall not be required to pay and discharge or cause to be paid or discharged any such Tax, assessment or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and adequate book reserves shall be established with respect thereto, and the Borrower shall pay such Tax, charge or claim before any property subject thereto shall become subject to execution.

     5.2 MAINTENANCE OF PARTNERSHIP AND CORPORATE EXISTENCE. Borrower and its corporate partners will do or cause to be done all things necessary to preserve and keep in full force and effect their respective partnership and corporate existence, rights and franchises and will continue to conduct and operate Borrower's business substantially as being conducted and operated presently. Borrower is and will remain registered as a general partnership in Texas and in each jurisdiction where the nature of the business or ownership of property by such Borrower may require such registration. CPC and Wesnat are the only partners of the Borrower and each thereof owns a 50% interest in the Borrower. CPC is the managing and operating partner of the Borrower and has all necessary power, authority and consent to execute and deliver to the Bank the Loan Documents for, on behalf and in the name of the Borrower.

     5.3 PRESERVATION OF PROPERTY. Borrower will at all times maintain, preserve and protect all of Borrower's properties which are used or useful in the conduct of Borrower's business whether owned in fee or otherwise, or leased, in good repair and operating condition; from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and comply with all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereunder. Borrower will not cause or permit any amendment or modification to the Tufco Agreement without the Bank's prior written approval.

     5.4 INSURANCE. Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers Borrower's property of a character usually insured by businesses engaged in the same or similar businesses, including the Collateral. Upon demand by the Bank any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Bank as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Bank, and to provide for any other matters which the Bank may reasonably require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured. Borrower shall at all times maintain adequate insurance by financially sound and reputable insurers, including without limitation, the following coverages: (i) insurance against damage to persons and property, including comprehensive general liability, worker's compensation (to the extent required by applicable law) and automobile liability and (ii) insurance against sudden and accidental environmental and pollution hazards and accidents that may occur on the Mortgaged Property.

     5.5 COMPLIANCE WITH APPLICABLE LAWS. Borrower will comply with the requirements of all applicable Laws and orders of any Tribunal and obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of Borrower's properties or to the conduct of Borrower's business.

     5.6 ENVIRONMENTAL COVENANTS. Borrower will immediately notify the Bank of and provide the Bank with copies of any notifications of discharges or releases or threatened releases or discharges of a Polluting Substance on, upon, into or from the Collateral which are given or required to be given by or on behalf of the Borrower to any federal, state or local Tribunal if any of the foregoing may materially and adversely affect Borrower or any part of the Collateral, and such copies of notifications shall be delivered to the Bank at the same time as they are delivered to the Tribunal. Borrower further agrees promptly to undertake and diligently pursue to completion any appropriate and legally required or authorized remedial containment and cleanup action in the event of any release or discharge or threatened release or discharge of a Polluting Substance on, upon, into or from the Collateral. At all times while owning and operating the Collateral, the Borrower will maintain and retain complete and accurate records of all releases, discharges or other disposal of Polluting Substances on, onto, into or from the Collateral, including, without limitation, records of the quantity and type of any Polluting Substances disposed of on or off the Collateral.

     5.7 ENVIRONMENTAL INDEMNITIES. Borrower hereby agrees to indemnify, defend and hold harmless the Bank and each of its officers, directors, employees, agents, consultants, attorneys, contractors and each of its affiliates, successors or assigns, or transferees (collectively the "Indemnified Parties") from and against, and reimburse the Indemnified Parties in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any Tribunal, arising out of or related to: (a) the breach of any representation or warranty of Borrower contained in Section 6.5 set forth herein; (b) the failure of Borrower to perform any of its covenants contained in
Section 5.5 or 5.6 hereunder; (c) the ownership, construction, occupancy, operation, use of the Collateral prior to the earlier of the date on which (i) the Indebtedness and obligations secured hereby have been paid and performed in full, or (ii) the Collateral has been sold by Bank following Bank's ownership of the Collateral by way of foreclosure of the Liens granted pursuant hereto, deed in lieu of such foreclosure or otherwise (the "Release Date"); provided, however, this indemnity shall not apply with respect to matters caused by or arising solely from the Bank's activities during any period of time the Bank acquires ownership of the Collateral.

     The indemnities contained in this Section 5.7 apply, without limitation, to any violation on or before the Release Date of any Environmental Laws and any liability or obligation relating to the environmental conditions on, under or about the Collateral on or prior to the Release Date (including, without limitation: (a) the presence on, upon or in the Collateral or release, discharge or threatened release on, upon or from the Collateral of any Polluting Substances generated, used, stored, treated, disposed of or otherwise released prior to the Release Date, and (b) any and all damage to real or personal property or natural resources and/or harm or injury including wrongful death, to persons alleged to have resulted from such release of any Polluting Substances regardless of whether the act, omission, event or circumstances constituted a violation of any Environmental Law at the time of its existence or occurrence). The term "release" shall have the meaning specified in CERCLA/SARA and the terms "stored," "treated" and "disposed" shall have the meanings specified in RCRA/HSWA; provided, however, any broader meanings of such terms provided by applicable laws of the State of Texas shall apply.

     The provisions of this Section 5.7 shall be in addition to any other obligations and liabilities Borrower may have to the Bank at common law and shall survive the Release Date and shall continue thereafter in full force and effect.

     The Bank agrees that in the event that such claim, suit or enforcement action is asserted or threatened in writing or instituted against it or any of its officers, employers, agents or contractors or any such remedial, removal or response action is requested of it or any of its officers, employees, agents or contractors for which the Bank may desire indemnity or defense hereunder, the Bank shall give written notification thereof to the Borrower.

     Notwithstanding anything to the contrary stated herein, the indemnities created by this Section 5.7 shall only apply to losses, liabilities, damages, fines, penalties, costs and expenses actually incurred by the Bank as a result of claims, demands, actions, suits or proceedings brought by Persons who are not the beneficiaries of any such indemnity. The Bank shall act as the exclusive agent for all Indemnified Parties under this Section 5.7. With respect to any claims or demands made by such Indemnified Parties, the Bank shall notify the Borrower within thirty (30) days after the Bank's receipt of a writing advising the Bank of such claim or demand. Such notice shall identify (i) when such claim or demand was first made, (ii) the identity of the Person making it, (iii) the indemnified Person and (iv) the substance of such claim or demand. Failure by the Bank to so notify the Borrower within said thirty (30) day period shall reduce the amount of the Borrower's obligations and liabilities under this
Section 5.7 by an amount equal to any damages or losses suffered by the Borrower resulting from any prejudice caused the Borrower by such delay in notification from the Bank. Upon receipt of such notice, the Borrower shall have the exclusive right and obligation to contest, defend, negotiate or settle any such claim or demand through counsel of their own selection (but reasonably satisfactory to the Bank) and solely at Borrower's own cost, risk and expense; provided, that the Bank, at its own cost and expense shall have the right to participate in any such contest, defense, negotiations or settlement. The settlement of any claim or demand hereunder by the Borrower may be made only upon the prior approval of the Bank of the terms of the settlement, which approval shall not be unreasonably withheld.

     5.8 ANNUAL FINANCIAL STATEMENTS. As soon as practicable after the end of each annual fiscal year period and in any event within one hundred twenty (120) days thereafter, the Borrower shall furnish to the Bank the following audited financial statements, prepared on a GAAP basis and certified by a firm of independent certified public accountants selected by Borrower and acceptable to the Bank:

             (i) A balance sheet of Borrower at the end of such fiscal year period,

            (ii) A statement of income of Borrower for such fiscal year period, and

           (iii) A statement of cash flows of Borrower for such fiscal year period, setting forth in each case in comparative form the figures for the previous fiscal year period, if applicable, all in reasonable detail. Upon receipt thereof, Borrower shall also deliver to the Bank a copy of each report submitted to the Borrower by independent certified public accountants in connection with the annual as well as any special or other audit made by them including, without limitation, any comment letter submitted thereby to management pertaining thereto or in connection with their audit.

     5.9 NOTICE OF LITIGATION. Immediately upon becoming aware of the existence of any action, suit or proceeding at law or in equity before any Tribunal, an adverse outcome in which would (i) materially impair the ability of the Borrower to carry on its business substantially as now conducted, (ii) materially and adversely affect the condition (financial or otherwise) of the Borrower, or (iii) result in monetary damages in excess of $50,000, the Borrower will give the Bank a written notice specifying the nature thereof and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

     5.10 NOTICE OF CLAIMED DEFAULT. Immediately upon becoming aware that the holder of any note or any evidence of indebtedness or other security in excess of $25,000 of Borrower has given notice or taken any action with respect to a claimed default or event of default thereunder, the Borrower will give the Bank a written notice specifying the notice given or action taken by such holder and the nature of the claimed default or event of default thereunder and what actions, if any, the Borrower is taking and proposes to take with respect thereto.

     5.11 REQUESTED INFORMATION. With reasonable promptness, the Borrower will give the Bank such other data and information as from time to time may be reasonably requested by the Bank.

     5.12 INSPECTION. Borrower will keep complete and accurate books and records with respect to the Collateral and its other properties, business and operations and will permit employees and representatives of the Bank, upon reasonable notice, to audit, inspect and examine the same and to make copies thereof and extracts therefrom during normal business hours. All such records shall be at all times kept and maintained at the principal offices of CPC in Dallas, Texas. Upon any Default or Event of Default of the Borrower, it will promptly deliver full, complete and accurate copies of all of such records relating to the Collateral to the Bank upon receipt of any request therefor from the Bank.

     5.14 MAINTENANCE OF EMPLOYEE BENEFIT PLANS.   The Borrower will maintain
each employee benefit plan as to which Borrower may have any liability or responsibility in compliance with ERISA and all other Laws applicable thereto.

     5.15 LIMITATION ON LIENS. Borrower will not create or suffer to exist any Lien upon any of its property or assets except (i) Liens in favor of the Bank securing the Indebtedness; (ii) Liens arising in the ordinary course of business for sums not due or sums being contested in good faith and by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services; and (iii) Liens permitted to exist under the terms of any of the Security Instruments; provided, however, the Bank recognizes and acknowledges that its security interest in CPC's partnership interest in the Borrower is subject and junior in all respects to the prior and senior security interest of The Travelers Indemnity Company, as Collateral Agent for certain preferred shares under that certain Assignment, Pledge and Security Agreement from CPC, formerly known as Endevco Pipeline Company, as debtor, dated as of November 2, 1993.

     5.16 DISPOSITION/NEGATIVE PLEDGE RE ENCUMBRANCE OF COLLATERAL AND OTHER ASSETS. Borrower will not sell or encumber any of the Collateral without first obtaining the Bank's written consent thereto and Borrower will provide the Bank with written notice of the sale, lease, transfer or other disposition of or mortgage, pledge, granting of a security interest in or encumbrance against any of Borrower's other assets, subject, however, to the Borrower's right to sell up to $50,000 worth in the aggregate of its properties or assets not constituting Collateral in the ordinary course of business during any calendar year without prior notice to the Bank.

     5.17 OTHER AGREEMENTS. Borrower will not enter into or permit to exist any agreement (i) which would cause an Event of Default or a Default hereunder; or
(ii) which contains any provision which would be violated or breached by the performance of Borrower's obligations hereunder or under any of the other Loan Documents.

     5.18 PROHIBITION ON OTHER INDEBTEDNESS. The Borrower will not create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any indebtedness whether evidenced by a note, bond, debenture, agreement, letter of credit or similar or other obligation, or accept any deposits or advances of any kind, except (i) trade payables and current indebtedness (other than for borrowed money) incurred in, and deposits and advances accepted in, the ordinary course of Borrower's existing business; or (ii) the Indebtedness.

     5.19 PARTNERSHIP AGREEMENT.   The Borrower will not amend, alter, modify or
restate its Partnership Agreement in any way which would (i) change the partnership name or adopt a trade name for the Borrower; or (ii) in any manner adversely affect the Borrower's obligations or covenants to the Bank hereunder or to or with Tufco under the Tufco Agreement.

     5.20 POSITIVE CAPITAL ACCOUNT. Borrower will at all times maintain and caused to be maintained positive capital accounts for each of its partners (CPC and Wesnat) in accordance with GAAP.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     To induce the Bank to enter into this Agreement and to make the Term Loan to the Borrower under the provisions hereof, and in consideration thereof, the Borrower represents, warrants and covenants as follows:

     6.1 LITIGATION. Except as set forth on EXHIBIT B attached hereto, there is no action, suit, investigation or proceeding threatened or pending before any Tribunal against or affecting the Borrower or any properties or rights of the Borrower, which, if adversely determined, would result in a liability of greater than $50,000 or would otherwise result in any material adverse change in the business or condition, financial or otherwise, of Borrower. Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Tribunal.

     6.2 CONFLICTING AGREEMENTS AND OTHER MATTERS. The Borrower is not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound. The Borrower is not a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. The Borrower is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects the right or ability of the Borrower to execute the Loan Documents or the performance of any of their respective terms. Neither the execution nor delivery of any of the Loan Documents, nor fulfillment of nor compliance with their respective terms and provisions will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Loan Documents) upon any of the properties or assets of the Borrower pursuant to, or require any consent, approval or other action by or any notice to or filing with any Tribunal (other than routine filings after the Closing Date with the Securities and Exchange Commission, any securities exchange and/or state blue sky authorities) pursuant to any award of any arbitrator, or any agreement, instrument or Law to which the Borrower is subject.

     6.3 FINANCIAL STATEMENTS. The financial statements of Borrower furnished to the Bank have been prepared on a GAAP basis, show all material liabilities, direct and contingent of a type reflected on such financial statements, and fairly present the financial condition of the Borrower and the results of its operations for the periods then ended, and since such date there has been no material adverse change in the business, financial condition or operations of the Borrower.

     6.4 TITLE TO PROPERTIES; AUTHORITY. Borrower has full power, authority and legal right to own and operate the properties which it now owns and operates, and to carry on the lines of business in which it is now engaged, and has good and defensible title to the Mortgaged Property in corporate capacity subject to no Lien of any kind except Liens permitted by this Agreement. Borrower has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement and the other Loan Documents. Borrower further represents to the Bank that any and all after acquired interest in any one or more of the Mortgaged Property being concurrently or subsequently assigned of record to Borrower is and shall be deemed encumbered by the Deed of Trust in all respects.

     6.5 ENVIRONMENTAL REPRESENTATIONS. To the best of Borrower's knowledge, following due diligence inquiry (in accordance with industry standards) thereby:

          (a) There are no pending claims, assessments or litigation pertaining to Borrower's liability or obligation relating to (i) the environmental conditions on, under or about the Collateral, including, without limitation, the soil and ground water conditions at the location of any of the Borrower's properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance;

          (b) Borrower has not obtained and is not required to obtain or make application for any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, facilities, fixtures and equipment forming a part of the Collateral by reason of any Environmental Laws;

          (c) Borrower has taken all steps necessary to determine and has determined that no Polluting Substances have been disposed of or otherwise released on, onto, into, or from the Collateral (the term "release" shall have the meanings specified in CERCLA/SARA, and the term "disposal" or "disposed" shall have the meanings specified in RCRA/HSWA; provided, in the event either CERCLA/SARA or RCRA/HSWA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of any State or Tribunal establish a meaning for "release," "disposal" or "disposed" which is broader than that specified in

     CERCLA/SARA, RCRA/HSWA or other Environmental Laws, such broader meaning shall apply);

          (d) There are no PCB's or asbestos-containing materials, whether in the nature of thermal insulation products such as pipe boiler or breech coverings, wraps or blankets or sprayed-on or trowelled-on products in, on or upon the Collateral; and

          (e) There is no urea formaldehyde foam insulation ("UFFI") in, on or upon the Collateral.

     6.6 PURPOSES. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Bank, the Borrower will furnish to the Bank a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. Neither the Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Note to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations G, T, U and X) or to violate any Securities Laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.

     6.7 COMPLIANCE WITH APPLICABLE LAWS. The Borrower is in compliance with all Laws, ordinances, rules, regulations and other legal requirements applicable to it and the business conducted thereby, the violation of which could or would have a material adverse effect on its business condition, financial or otherwise.

     6.8 POSSESSION OF FRANCHISES, LICENSES. Borrower possesses all franchises, certificates, licenses, permits and other authorizations from governmental political subdivisions or regulatory authorities that are necessary in any material respect for the ownership, maintenance and operation of their properties and assets, and Borrower is not in violation of any thereof in any material respect.

     6.9 LEASES, EASEMENTS AND RIGHTS OF WAY. Borrower enjoys peaceful and undisturbed possession of all leases, easements and rights of way necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets. All such leases, easements and rights of way are valid and subsisting and are in full force and effect.

     6.10 TAXES. Borrower has filed all Federal, state and other income tax returns which are required to be filed and have paid all Taxes, as shown on said returns, and all Taxes due or payable without returns and all assessments received to the extent that such Taxes or assessments have become due. All Tax liabilities of the Borrower are adequately provided for on the books of the Borrower, including any interest or penalties. No income tax liability of a material nature has been asserted by taxing authorities for Taxes in excess of those already paid.

     6.11 DISCLOSURE. Neither this Agreement nor any other Loan Document or writing furnished to the Bank by or on behalf of the Borrower in connection herewith contains any untrue statement of a material fact nor do such Loan Documents and writings, taken as a whole, omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower and not reflected in the financial statements provided to the Bank which materially adversely affects their assets or in the future may materially adversely affect the business, property, assets or financial condition of Borrower which has not been set forth in this Agreement, in the Loan Documents or in other documents furnished to the Bank by or on behalf of the Borrower prior to the date hereof in connection with the transactions contemplated hereby.

     6.12 ERISA. Since the effective date of Title IV of ERISA, no Reportable Event has occurred with respect to any Plan. For the purposes of this section the term "Reportable Event" shall mean an event described in Section 4043(b) of ERISA. For the purposes hereof the term "Plan" shall mean any plan subject to Title IV of ERISA and maintained for employees of Borrower, or of any member of a controlled group of corporations, as the term "controlled group of corporations" is defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code"), of which Borrower is a part. Each Plan established or maintained by Borrower is in material compliance with the applicable provisions of ERISA, and the Borrower have filed all reports required by ERISA and the Code to be filed with respect to each Plan. Borrower has met all requirements with respect to funding Plans imposed by ERISA or the Code. Since the effective date of Title IV of ERISA there have not been any nor are there now existing any events or conditions that would permit any Plan to be terminated under circumstances which would cause the lien provided under Section 4068 of ERISA to attach to the assets of Borrower. The value of each Plan's benefits guaranteed under Title IV of ERISA on the date hereof does not exceed the value of such Plan's assets allocable to such benefits on the date hereof.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

     7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of Law or otherwise):

          (a) The Borrower shall fail to make any monthly payment on the Note within five (5) days of the due date thereof, or fail to pay the Note after the same shall become due and payable (whether by extension, renewal, acceleration, maturity or otherwise); or

          (b) Any representation or warranty of the Borrower made herein or in any writing furnished in connection with or pursuant to any of the Loan Documents shall have been false or misleading in any material respect on the date when made; or

          (c) Borrower shall fail to duly observe, perform or comply with any covenant, agreement or term (other than payment provisions which are governed by Section 7.1(a) hereof) contained in this Agreement or any of the Loan Documents and such default or breach shall have not been cured or remedied within twenty (20) days following receipt of written notice thereof from the Bank; or

          (d) Borrower shall default in the payment of principal or of interest on any other obligation for money borrowed or received as an advance (or any obligation under any conditional sale or other title retention agreement, or any obligation issued or assumed as full or partial payment for property whether or not secured by purchase money Lien, or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any grace period provided with respect thereto, or shall default in the performance of any other agreement, term or condition contained in any agreement under which such obligation is created (or if any other default under any such agreement shall occur and be continuing beyond any period of grace provided with respect thereto) if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its date of maturity; or

          (e) Any of the following: (i) Borrower shall be unable to pay its debts as they mature, or shall make an assignment for the benefit of creditors or admit in writing their inability to pay their debts generally as they become due or fail generally to pay its debts as they mature; or
     (ii) an order, judgment or decree is entered adjudicating Borrower insolvent or an order for relief under the United States Bankruptcy Code is entered with respect to Borrower or (iii) Borrower shall petition or apply to any Tribunal for the appointment of a trustee, receiver, custodian or liquidator of Borrower or of any substantial part of the assets of Borrower or shall commence any proceedings relating to Borrower under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, against Borrower and Borrower by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than thirty (30) days; or (vi) Borrower shall fail to make timely payment or deposit of any amount of tax required to be withheld by Borrower and paid to or deposited to or to the credit of the United States of America pursuant to the provisions of the Internal Revenue Code of 1986, as amended, in respect of any and all wages and salaries paid to employees of Borrower; or

          (f) Any final judgment on the merits for the payment of money in an amount in excess of $50,000 shall be outstanding against Borrower and such judgment shall remain unstayed and in effect and unpaid for more than thirty (30) days; or

          (g) Any Reportable Event described in Section 6.12 hereof which the Bank determines in good faith might constitute grounds for the termination of a Plan therein described or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to Borrower the Bank, or any such Plan shall be terminated, or a trustee shall be appointed by an appropriate United States District Court to administer any such Plan or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan; or

          (h)  Any event of default under any of the other Loan Documents.

     7.2  REMEDIES.  Upon the occurrence of any Event of Default referred to in
Section 7.1(e) the Commitment shall immediately and automatically terminate and the Note and all other Indebtedness shall be immediately due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, and without prejudice to any right or remedy of the Bank under this Agreement or the Loan Documents or under applicable Law of under any other instrument or document delivered in connection herewith, the Bank may (i) declare the Commitment terminated or (ii) declare the Commitment terminated and declare the Note and the other Indebtedness, or any part thereof, to be forthwith due and payable, whereupon the Note and the other Indebtedness, or such portion as is designated by the Bank shall forthwith become due and payable, without presentment, demand, notice or protest of any kind, all of which are hereby expressly waived by the Borrower. No delay or omission on the part of the Bank in exercising any power or right hereunder or under the Note, the Loan Documents or under applicable law shall impair such right or power or be construed to be a waiver of any default or any acquiescence therein, nor shall any single or partial exercise by the Bank of any such power or right preclude other or further exercise thereof or the exercise of any other such power or right by the Bank. In the event that all or part of the Indebtedness becomes or is declared to be forthwith due and payable as herein provided, the Bank shall have the right to set off the amount of all the Indebtedness of the Borrower owing to the Bank against, and shall have a lien upon and security interest in, all property of the Borrower in the Bank's possession at or subsequent to such default, regardless of the capacity in which the Bank possesses such property, including but not limited to any balance or share of any deposit, demand, collection or agency account.
 At any time after the occurrence of any Event of Default, the Bank may, at its option, cause an audit of any and/or all of the books, records and documents of the Borrower to be made by auditors satisfactory to the Bank at the expense of the Borrower. The Bank also shall have, and may exercise, each and every right and remedy granted to it following an event of default under the terms of the other Loan Documents.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1 NOTICES. Unless otherwise provided herein, all notices, requests, consents and demands shall be in writing and shall be either hand-delivered (by courier or otherwise) or mailed by certified mail, postage prepaid, to the respective addresses specified below, or, as to any party, to such other address as may be designated by it in written notice to the other parties:

     If to the Borrower, to:

          Mountain Creek Joint Venture
          c/o Cornerstone Pipeline Company
          8080 North Central Expressway
          Suite 1200
          Dallas, Texas  75206
          Attention:  Robert Cavnar

     If to the Bank, to:

          Bank of Oklahoma, National Association
          P.O. Box 2300
          101 East 2nd Street
          Bank of Oklahoma Tower
          Tulsa, Oklahoma 74192
          Attention:  Energy Department

All notices, requests, consents and demands hereunder will be effective when hand-delivered by the Bank to the applicable notice address of the Borrower or when mailed by certified mail, postage prepaid, addressed as aforesaid by either party hereto.

     8.2 PLACE OF PAYMENT. All sums payable hereunder shall be paid in immediately available funds to the Bank, at its principal banking offices at Bank of Oklahoma Tower, 101

East Second Street, One Williams Center in Tulsa, Oklahoma, or at such other place as the Bank shall notify the Borrower in writing. If any interest, principal or other payment falls due on a date other than a Business Day, then (unless otherwise provided herein) such due date shall be extended to the next succeeding Business Day, and such extension of time will in such case be included in computing interest, if any, in connection with such payment.

     8.3 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and the delivery of Loan Documents. All statements contained in any certificate or other instrument delivered by the Borrower hereunder shall be deemed to constitute representations and warranties by the Borrower.

     8.4 PARTIES IN INTEREST. All covenants, agreements and obligations contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, except that the Borrower may not assign its rights or obligations hereunder without the prior written consent of the Bank.

     8.5 GOVERNING LAW. This Agreement, the Note and the Security Instruments shall be deemed to have been made or incurred under the Laws of the State of Oklahoma and shall be construed and enforced in accordance with and governed by the Laws of Oklahoma.

     8.6 SUBMISSION TO JURISDICTION. THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY OF THE LOCAL, STATE, AND FEDERAL COURTS LOCATED WITHIN TULSA COUNTY, OKLAHOMA AND WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OR ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MAIL OR MESSENGER DIRECTED TO IT AT THE ADDRESS SET FORTH IN SUBSECTION 8.1 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE (3) BUSINESS DAYS AFTER MAILED OR DELIVERED BY MESSENGER.

     8.7 MAXIMUM INTEREST RATE. Regardless of any provision herein, the Bank shall never be entitled to receive, collect or apply, as interest on the Indebtedness any amount in excess of the maximum rate of interest permitted to be charged by the Bank by applicable Law, and, in the event the Bank shall ever receive, collect or apply, as interest, any such excess, such amount which would be excessive interest shall be applied to other Indebtedness and then to the reduction of principal; and, if the other Indebtedness and principal are paid in full, then any remaining excess shall forthwith be paid to the Borrower.

     8.8 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise, and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under any other Loan Document or applicable Law shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege of the Bank. The rights and remedies herein provided are cumulative and not exclusive of any other rights or remedies provided by any other instrument or by law. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     8.9 COSTS. The Borrower agrees to pay to the Bank on demand all recording fees and filing costs and all reasonable attorneys fees and legal expenses incurred or accrued by the Bank in connection with the preparation, negotiation, closing, administration of the Loan Documents and the filing and recording of the Security Instruments or any amendment, waiver, consent or modification to and of the Loan Documents. In any action to enforce or construe the provisions of this Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys' fees and all costs and expenses related thereto.

     8.10 HEADINGS. The article and section headings of this Agreement are for convenience of reference only and shall not constitute a part of the text hereof nor alter or otherwise affect the meaning hereof.

     8.11 SEVERABILITY. The unenforceability or invalidity as determined by a Tribunal of competent jurisdiction, of any provision or provisions of this Agreement shall not render unenforceable or invalid any other provision or provisions hereof.

     8.12 EXCEPTIONS TO COVENANTS. The Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.

     8.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     8.14 WAIVER OF JURY. BORROWER FULLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED (OR WHICH MAY IN THE FUTURE BE DELIVERED) IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE NOTE AND/OR THE SECURITY INSTRUMENTS. BORROWER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, the Borrower has caused this Term Loan Agreement to be delivered to the Bank in Tulsa, Oklahoma effective as of the day and year first above written.

                              MOUNTAIN CREEK JOINT VENTURE,
                                a Texas general partnership

                                Cornerstone Pipeline Company,
                                  managing and operating partner


                                  By_________________________________________
                                     Robert L. Cavnar, Senior Vice President

                                         "Borrower"

                              BANK OF OKLAHOMA, NATIONAL
                                ASSOCIATION


                              By__________________________________________
                                  Jack D. Brannon, Vice President

                                           "Bank"

                                    EXHIBITS


                    Exhibit A           Term Note

                    Exhibit B                Litigation